Exhibit 99.1

NEWS

CONTACT:     Brian J. Richardson
UNIVEST FINANCIAL CORPORATION
Chief Financial Officer
215-721-2446, richardsonb@univest.net

FOR IMMEDIATE RELEASE

UNIVEST FINANCIAL CORPORATION REPORTS THIRD QUARTER RESULTS

SOUDERTON, Pa., October 28, 2020 - Univest Financial Corporation (“Univest” or the "Corporation") (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. and its insurance, investments and equipment financing subsidiaries, today announced net income for the quarter ended September 30, 2020 of $18.1 million, or $0.62 diluted earnings per share, compared to net income of $17.7 million, or $0.60 diluted earnings per share, for the quarter ended September 30, 2019. Net income for the nine months ended September 30, 2020 was $21.0 million, or $0.72 diluted earnings per share, compared to net income of $50.2 million, or $1.71 diluted earnings per share, for the nine months ended September 30, 2019.

Pre-tax pre-provision income1 for the quarter ended September 30, 2020 was $27.1 million, an increase of $4.2 million, or 18.1%, from the third quarter of 2019. Pre-tax pre-provision income1 for the nine months ended September 30, 2020 was $74.8 million, an increase of $7.3 million, or 10.9%, from the comparable period in the prior year.

On October 19, 2020, the Corporation announced Univest Bank and Trust Co.’s plan to optimize its financial service center footprint with the consolidation or relocation of eight locations. The plan is being executed in two phases with the first being completed on January 29, 2021 and the second being completed on June 30, 2021. The pre-tax one-time costs associated with this plan are estimated to be $1.7 million, which will primarily be recognized in the fourth quarter of 2020. The estimated pre-tax annualized savings will be approximately $2.4 million.

1 Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included within this document.

COVID-19
As a result of the impact of COVID-19, we have taken various actions to support our customers and the communities we collectively serve, including modifying outstanding loans and leases and waiving certain deposit service charges. Loans and leases that were modified via principal and/or interest deferrals were done so in accordance with Section 4013 of the CARES Act and the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus and have not been categorized as troubled debt restructurings. These loans and leases have a combined principal balance of approximately $191.0 million as of October 16, 2020, which represents approximately 4.1% of the loan portfolio, excluding Paycheck Protection Program ("PPP") loans. For more information on these loans, including a breakdown of such loans by type, please see the "Loan Portfolio Overview" table within this document.

CECL
The Corporation adopted Accounting Standard Update No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“CECL”) effective January 1, 2020. During the quarter ended September 30, 2020, the Corporation recorded provision for credit losses of $3.9 million, of which $280 thousand (after-tax charge of $221 thousand), or $0.01 diluted earnings per share, was attributable to changes in economic assumptions within the Corporation’s CECL model, which were predominately driven by COVID-19. During the nine months ended September 30, 2020, the Corporation recorded CECL related charges of $49.5 million, of which $40.5 million (after-tax charge of $32.0 million), or $1.10 diluted earnings per share, was attributable to changes in economic assumptions within the CECL model.

Loans
Gross loans and leases, excluding PPP loans, increased $257.4 million, or 23.1% (annualized), from June 30, 2020 primarily due to increases in commercial and commercial real estate loans. During the nine months ended September 30, 2020, gross loans and leases, excluding PPP loans, increased $323.4 million, or 9.8% (annualized), primarily due to increases in commercial real estate loans, partially offset by a decrease in commercial loans. Since September 30, 2019, gross loans and leases, excluding PPP loans, have increased $458.3 million, or 10.8%, primarily due to increases in commercial real estate loans.
Deposits
Total deposits increased $342.3 million, or 28.1% (annualized), from June 30, 2020 primarily due to increases in public funds deposits, and $851.5 million, or 26.0% (annualized), from December 31, 2019 primarily due to increases in commercial and consumer deposits. Total deposits increased $873.6 million, or 20.1%, from September 30, 2019 primarily due to increases in commercial and consumer deposits offset by a decrease in public funds. Deposits at September 30, 2020 were elevated by the PPP loans originated during the year.

Net Interest Income and Margin
Net interest income of $43.9 million for the three months ended September 30, 2020 increased $336 thousand, or 0.8%, from the three months ended June 30, 2020, and $1.2 million, or 2.8%, from the three months ended September 30, 2019. Net interest income of $129.8 million for the nine months ended September 30, 2020 increased $3.0 million, or 2.4%, from the nine months ended September 30, 2019. The increase in net interest income for the three and nine months ended September 30, 2020 compared to the same period of 2019 was primarily due to lower deposit and borrowing costs and growth in loans partially offset by a decrease in yield on loans.

Net interest margin, on a tax-equivalent basis, was 3.02% for the third quarter of 2020, compared to 3.18% for the second quarter of 2020 and 3.52% for the third quarter of 2019. Excess liquidity reduced net interest margin by approximately eighteen basis points for the quarter ended September 30, 2020 compared to sixteen basis points for the quarter ended June 30, 2020 and thirteen basis points for the quarter ended September 30, 2019. This excess liquidity was primarily driven by strong deposit balance growth over the last year. PPP loans reduced net interest margin by ten basis points for the quarter ended September 30, 2020 compared to nine basis points for the quarter ended June 30, 2020. Excluding the impact of excess liquidity and the impact of PPP loans, the net interest margin, on a tax-equivalent basis, was 3.30% for the quarter ended September 30, 2020, 3.43% for the quarter ended June 30, 2020 and 3.65% for the quarter ended September 30, 2019.

Noninterest Income
Noninterest income for the quarter ended September 30, 2020 was $21.8 million, an increase of $5.2 million, or 31.4%, from the third quarter of 2019. Noninterest income for the nine months ended September 30, 2020 was $58.2 million, an increase of $8.9 million, or 18.1%, from the comparable period in the prior year.

Net gain on mortgage banking activities increased $4.2 million, or 259.7%, for the quarter and $9.2 million, or 316.7%, for the nine months ended September 30, 2020 from the comparable periods in the prior year, due to an increase in volume and expansion of margins. Net gain on sales of investment securities for the nine months ended September 30, 2020 increased $776 thousand from the comparable period in the prior year primarily due to a $652 thousand gain on the sale of $58.3 million of agency backed mortgage backed securities in the first quarter of 2020.

Other income increased $1.6 million, or 299.1%, for the quarter ended September 30, 2020 and $2.4 million, or 150.1%, for the nine months ended September 30, 2020 from the comparable periods in the prior year. Fees on risk participation agreements for interest rate swaps increased $2.2 million for the quarter ended September 30, 2020 and $3.4 million for the nine months ended September 30, 2020 from the comparable periods in the prior year, driven by increased customer activity due to the current rate environment. Net gains or losses related to valuations and sales of other real estate owned decreased $323 thousand for the quarter ended September 30, 2020 and $268 thousand for the nine months ended September 30, 2020 from the comparable periods in the prior year, primarily due to a $300 thousand valuation adjustment on other real estate owned for a property that is under agreement of sale and is expected to be sold in the fourth quarter of 2020. Gain on sale of small business administration (SBA) loans decreased $52 thousand for the quarter ended September 30, 2020 and $346 thousand for the nine months ended September 30, 2020 from the comparable periods in the prior year due to decreased SBA loan sale activity. Equity securities measured at fair value decreased $21 thousand for the quarter and $333 thousand for the nine months ended September 30, 2020.

Service charges on deposit accounts decreased $326 thousand, or 21.5%, for the quarter ended September 30, 2020 and $921 thousand, or 21.0%, for the nine months ended September 30, 2020 from the comparable periods in the prior year due to the waiving of certain deposit service charges for customers in response to COVID-19 during the second quarter of 2020 and a decline in customer activity in the third quarter of 2020.

Other service fee income decreased $1.7 million, or 23.4%, for the nine months ended September 30, 2020 from the comparable period in the prior year. Mortgage servicing right amortization increased $1.1 million for the nine months ended September 30, 2020 from the comparable period in the prior year driven by the decline in interest rates and their impact on prepayment activity. Additionally, valuation allowance adjustments of $206 thousand during the nine months ended September 30, 2020 were recorded against mortgage servicing right assets due to declines in fair value. Interchange income decreased $320 thousand for the nine months ended September 30, 2020 from the comparable period in the prior year due to decreased customer transaction activity.

Noninterest Expense
Noninterest expense for the quarter ended September 30, 2020 was $38.5 million, an increase of $2.3 million, or 6.2%, compared to the third quarter of 2019. Noninterest expense for the nine months ended September 30, 2020 was $113.3 million, an increase of $4.7 million, or 4.3% from the comparable period in the prior year.

Salaries, benefits and commissions increased $1.3 million, or 5.7%, for the quarter ended September 30, 2020 and increased $3.2 million, or 4.9%, for the nine months ended September 30, 2020 from the comparable periods in the prior year. The increase was attributable to additional staff hired, primarily during 2019, to support revenue generation across all business lines, expansion of our commercial lending groups in the first and second quarters of 2019, annual merit increases and increased variable compensation due to strong mortgage banking activity. Deposit insurance premiums increased $1.2 million, or 259.2%, for the quarter ended September 30, 2020 and increased $1.4 million, or 316.9%, for the nine months ended September 30, 2020 from the comparable periods in the prior year primarily due to an FDIC small bank assessment credit of $988 thousand, which was recognized during the third quarter of 2019 and an increased assessment base for 2020 due to asset growth.

Asset Quality and Provision for Credit Losses
Nonperforming assets were $41.9 million at September 30, 2020, compared to $39.3 million at December 31, 2019 and $40.4 million at September 30, 2019. Other real estate owned includes a $8.1 million property, which transferred to other real estate owned during the second quarter of 2020. The property is under an agreement of sale and is expected to be sold during the fourth quarter of 2020.

Net loan and lease recoveries were $35 thousand during the third quarter of 2020 compared to net loan and lease charge-offs of $4.0 million for the nine months ended September 30, 2020. The provision for credit losses was $3.9 million for the third quarter of 2020, due to a reserve increase of $5.6 million related to loans and leases, offset by a decrease of $1.5 million of reserves related to unfunded commitments and a decrease of $163 thousand of reserves related to investment securities. The provision for credit losses was $49.5 million for the nine months ended September 30, 2020, of which $47.6 million related to loans and leases, $1.5 million related to reserves for unfunded commitments, and $393 thousand related to investment securities.

Net loan and lease charge-offs were $468 thousand during the third quarter of 2019 and $2.0 million for the nine months ended September 30, 2019. The provision for loan and lease losses was $1.5 million for the third quarter of 2019 and $6.3 million for the nine months ended September 30, 2019.

The allowance for credit losses on loans and leases as a percentage of loans and leases held for investment, was 1.76% at September 30, 2020, compared to 1.74% at June 30, 2020, 0.81% at December 31, 2019 and 0.79% at September 30, 2019. The allowance for credit losses on loans and leases as a percentage of loans and leases held for investment, excluding PPP loans, was 1.95%2 at September 30, 2020, compared to 1.94%2 at June 30, 2020.
2 Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included within this document.

Tax Provision
The effective income tax rate was 16.7% for the nine months ended September 30, 2020 compared to an effective income tax rate of 17.9% for the nine months ended September 30, 2019. The Corporation's effective income tax rate reflects the benefits of tax-exempt income from investments in municipal securities and loans and leases.

Dividend
On August 24, 2020, Univest declared a quarterly cash dividend of $0.20 per share, payable on October 1, 2020. This represented a 5.56% annualized yield based on the closing price of Univest’s stock on the date the dividend was paid.

It is the Corporation's intention to change the timing of future dividend declarations and payments. Historically, the next dividend would have been declared in December and paid in early January. Under the new timing, the Corporation anticipates that the dividend would be declared in January, in conjunction with the fourth quarter 2020 earnings release, and paid in February. The Corporation also anticipates that future dividends would then be declared in conjunction with quarterly earnings releases and paid in the following month. It is important to note that this change is not anticipated to impact the number of potential dividends paid in a year. There were four dividend payments in 2020 and there would be potentially four payments in each subsequent years subject to declaration by the Corporation's Board of Directors.

Conference Call
Univest will host a conference call to discuss third quarter 2020 results on Thursday, October 29, 2020 at 9:00 a.m. EST. Participants may preregister at https://dpregister.com/sreg/10148562/da483081a6. The general public can access the call by dialing 1-888-338-6515. A replay of the conference call will be available through November 29, 2020 by dialing 1-877-344-7529; using Conference ID: 10148562.

About Univest Financial Corporation
Univest Financial Corporation (UVSP), including its wholly-owned subsidiary Univest Bank and Trust Co., Member FDIC, has approximately $6.4 billion in assets and $3.8 billion in assets under management and supervision through its Wealth Management lines of business at September 30, 2020. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations primarily in the Mid-Atlantic Region. Univest delivers these services through a network of more than 50 offices in southeastern Pennsylvania extending to the Lehigh Valley and Lancaster, as well as in New Jersey and Maryland and online at www.univest.net.
# # #
This press release of Univest and the reports Univest files with the Securities and Exchange Commission often contain "forward-looking statements" relating to present or future trends or factors affecting the financial services industry and, specifically, the financial operations, markets and products of Univest. These forward-looking statements involve certain risks and uncertainties in that there are a number of important factors that could cause Univest's future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) competitive pressures among financial institutions; (2) changes in the interest rate environment; (3) changes in asset quality, prepayment speeds, loan sale volumes, charge-offs and credit loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest is engaged; (6) technological issues that may adversely affect Univest financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest files with the Securities and Exchange Commission.

Additionally, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: (1) demand for our products and services may decline; (2) if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase; (3) collateral for loans, especially real estate, may decline in value; (4) our allowance for loan losses may have to be increased if borrowers experience financial difficulties; (5) the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; (6) as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities; (7) a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend; (8) our wealth management revenues may decline with continuing market turmoil; (9) litigation, regulatory enforcement risk and reputation risk regarding our participation in the Paycheck Protection Program and the risk that the Small Business Administration may not fund some or all PPP loan guarantees; (10) our cyber security risks are increased as the result of an increase in the number of employees working remotely; (11) Federal Deposit Insurance Corporation premiums may increase if the agency experience additional resolution costs; and (12) further and sustained decline in our stock price or other triggering event could result in an impairment charge being recorded. Univest undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

(UVSP - ER)

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
September 30, 2020
(Dollars in thousands)

Balance Sheet (Period End)	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
Assets	$6,382,831	$6,125,312	$5,464,768	$5,380,924	$5,353,611
Investment securities, net of allowance for credit losses	368,830	397,852	423,521	441,599	448,447
Loans held for sale	14,465	31,082	11,417	5,504	2,893
Loans and leases held for investment, gross	5,211,856	4,951,809	4,448,825	4,386,836	4,251,933
Allowance for credit losses, loans and leases	91,870	86,217	68,216	35,331	33,662
Loans and leases held for investment, net	5,119,986	4,865,592	4,380,609	4,351,505	4,218,271
Total deposits	5,211,603	4,869,329	4,407,303	4,360,075	4,337,991
Noninterest-bearing deposits	1,714,505	1,725,819	1,318,270	1,279,681	1,198,425
NOW, money market and savings	2,940,879	2,623,025	2,452,021	2,474,384	2,421,466
Time deposits	556,219	520,485	637,012	606,010	718,100
Borrowings	416,104	515,722	323,363	263,596	273,855
Shareholders' equity	669,107	654,873	651,551	675,122	664,299

Balance Sheet (Average)	For the three months ended,					For the nine months ended,
	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019	9/30/2020	9/30/2019
Assets	$6,265,605	$6,000,790	$5,409,561	$5,400,591	$5,317,867	$5,892,918	$5,165,339
Investment securities, net of allowance for credit losses	385,221	411,957	441,900	445,932	460,099	412,924	467,202
Loans and leases, gross	5,070,037	4,836,858	4,388,584	4,280,430	4,170,485	4,766,274	4,104,198
Deposits	5,030,398	4,794,669	4,349,984	4,374,586	4,288,170	4,726,132	4,122,902
Shareholders' equity	661,947	660,950	673,460	672,647	659,523	665,439	645,647

Asset Quality Data (Period End)
	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
Nonaccrual loans and leases, including nonaccrual troubled debt restructured loans and leases	$30,019	$26,141	$36,626	$38,578	$37,368
Accruing loans and leases 90 days or more past due	3,573	1,193	1,777	143	2,488
Accruing troubled debt restructured loans and leases	53	53	54	54	54
Total nonperforming loans and leases	33,645	27,387	38,457	38,775	39,910
Other real estate owned	8,270	8,642	516	516	495
Total nonperforming assets	$41,915	$36,029	$38,973	$39,291	$40,405
Nonaccrual loans and leases / Loans and leases held for investment	0.58%	0.53%	0.82%	0.88%	0.88%
Nonperforming loans and leases / Loans and leases held for investment	0.65%	0.55%	0.86%	0.88%	0.94%
Nonperforming assets / Total assets	0.66%	0.59%	0.71%	0.73%	0.75%

Allowance for credit losses, loans and leases	$91,870	$86,217	$68,216	$35,331	$33,662
Allowance for credit losses, loans and leases / Loans and leases held for investment	1.76%	1.74%	1.53%	0.81%	0.79%
Allowance for credit losses, loans and leases / Loans and leases held for investment, excluding Paycheck Protection Program loans (1)	1.95%	1.94%	1.53%	0.81%	0.79%
Allowance for credit losses, loans and leases / Nonaccrual loans and leases held for investment	306.04%	329.82%	186.25%	91.58%	90.08%
Allowance for credit losses, loans and leases / Nonperforming loans and leases held for investment	273.06%	314.81%	177.38%	91.12%	84.34%

	For the three months ended,					For the nine months ended,
	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019	9/30/2020	9/30/2019
Net loan and lease (recoveries) charge-offs	$(35)	$3,576	$489	$558	$468	$4,030	$1,993
Net loan and lease (recoveries) charge-offs (annualized)/Average loans and leases	—%	0.30%	0.04%	0.05%	0.04%	0.11%	0.06%
(1) Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included within this document.

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
September 30, 2020
(Dollars in thousands, except per share data)
	For the three months ended,					For the nine months ended,
For the period:	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019	9/30/2020	9/30/2019
Interest income	$50,612	$49,980	$52,019	$53,369	$54,300	$152,611	$160,724
Interest expense	6,758	6,462	9,551	10,940	11,655	22,771	33,921
Net interest income	43,854	43,518	42,468	42,429	42,645	129,840	126,803
Provision for credit losses	3,935	23,737	21,843	2,225	1,533	49,515	6,286
Net interest income after provision	39,919	19,781	20,625	40,204	41,112	80,325	120,517
Noninterest income:
Trust fee income	1,915	1,924	1,890	1,912	1,973	5,729	5,914
Service charges on deposit accounts	1,187	890	1,397	1,551	1,513	3,474	4,395
Investment advisory commission and fee income	4,005	3,540	4,255	4,064	4,032	11,800	11,876
Insurance commission and fee income	3,776	4,067	4,732	3,609	3,877	12,575	12,962
Other service fee income	2,093	1,488	1,870	2,229	2,255	5,451	7,112
Bank owned life insurance income	741	732	734	741	743	2,207	2,438
Net gain on sales of investment securities	57	65	695	13	33	817	41
Net gain on mortgage banking activities	5,860	3,515	2,744	1,038	1,629	12,119	2,908
Other income	2,171	1,779	67	1,013	544	4,017	1,606
Total noninterest income	21,805	18,000	18,384	16,170	16,599	58,189	49,252
Noninterest expense:
Salaries, benefits and commissions	24,059	21,700	23,836	21,933	22,758	69,595	66,356
Net occupancy	2,609	2,478	2,574	2,534	2,475	7,661	7,687
Equipment	972	923	995	1,027	1,088	2,890	3,143
Data processing	2,862	2,750	2,760	2,685	2,624	8,372	7,765
Professional fees	1,321	1,264	1,317	1,475	1,517	3,902	4,088
Marketing and advertising	463	535	402	710	558	1,400	1,884
Deposit insurance premiums	707	615	504	342	(444)	1,826	438
Intangible expenses	283	321	330	374	378	934	1,221
Other expense	5,251	5,374	6,059	6,400	5,313	16,684	16,028
Total noninterest expense	38,527	35,960	38,777	37,480	36,267	113,264	108,610
Income before taxes	23,197	1,821	232	18,894	21,444	25,250	61,159
Income tax (benefit) expense	5,078	(264)	(606)	3,384	3,782	4,208	10,950
Net income	$18,119	$2,085	$838	$15,510	$17,662	$21,042	$50,209
Net income per share:
Basic	$0.62	$0.07	$0.03	$0.53	$0.60	$0.72	$1.71
Diluted	$0.62	$0.07	$0.03	$0.53	$0.60	$0.72	$1.71
Dividends declared per share	$0.20	$0.20	$0.20	$0.20	$0.20	$0.60	$0.60
Weighted average shares outstanding	29,226,627	29,187,197	29,286,200	29,327,169	29,305,524	29,233,317	29,290,309
Period end shares outstanding	29,241,302	29,201,985	29,164,782	29,334,629	29,312,534	29,241,302	29,312,534

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
September 30, 2020

	For the three months ended,					For the nine months ended,
Profitability Ratios (annualized)	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019	9/30/2020	9/30/2019
Return on average assets	1.15%	0.14%	0.06%	1.14%	1.32%	0.48%	1.30%
Return on average shareholders' equity	10.89%	1.27%	0.50%	9.15%	10.62%	4.22%	10.40%
Return on average tangible common equity (1)	14.82%	1.73%	0.68%	12.40%	14.52%	5.74%	14.33%
Net interest margin (FTE)	3.02%	3.18%	3.48%	3.44%	3.52%	3.21%	3.64%
Efficiency ratio (2)	58.0%	57.7%	62.8%	63.0%	60.4%	59.5%	60.8%

Capitalization Ratios
Dividends declared to net income	32.3%	278.7%	699.9%	37.8%	33.2%	83.3%	35.0%
Shareholders' equity to assets (Period End)	10.48%	10.69%	11.92%	12.55%	12.41%	10.48%	12.41%
Tangible common equity to tangible assets (1)	7.96%	8.06%	8.99%	9.59%	9.42%	7.96%	9.42%
Common equity book value per share	$22.88	$22.43	$22.34	$23.01	$22.66	$22.88	$22.66
Tangible common equity book value per share (1)	$16.89	$16.41	$16.31	$17.01	$16.64	$16.89	$16.64

Regulatory Capital Ratios (Period End)
Tier 1 leverage ratio	8.97%	9.15%	9.90%	10.02%	9.97%	8.97%	9.97%
Common equity tier 1 risk-based capital ratio	10.52%	10.73%	10.79%	11.03%	11.03%	10.52%	11.03%
Tier 1 risk-based capital ratio	10.52%	10.73%	10.79%	11.03%	11.03%	10.52%	11.03%
Total risk-based capital ratio	15.35%	13.72%	13.65%	13.78%	13.81%	15.35%	13.81%
(1) Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included below.
(2) Noninterest expense to net interest income before loan loss provision plus noninterest income adjusted for tax equivalent income.

Non-GAAP to GAAP Reconciliation
Management uses non-GAAP measures in its analysis of the Corporation's performance. These measures should not be considered a substitute for GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of the non-GAAP financial measures, which exclude the impact of the specified items, provides useful supplemental information that is essential to a proper understanding of the financial results of the Corporation. See the table below for additional information on non-GAAP measures used throughout this earnings release.

	For the three months ended,					For the nine months ended,
	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019	9/30/2020	9/30/2019
Shareholders' equity	$669,107	$654,873	$651,551	$675,122	$664,299	$669,107	$664,299
Goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Other intangibles (a)	(2,736)	(3,017)	(3,333)	(3,658)	(4,026)	(2,736)	(4,026)
Tangible common equity	$493,812	$479,297	$475,659	$498,905	$487,714	$493,812	$487,714

Total assets	$6,382,831	$6,125,312	$5,464,768	$5,380,924	$5,353,611	$6,382,831	$5,353,611
Goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Other intangibles	(2,736)	(3,017)	(3,333)	(3,658)	(4,026)	(2,736)	(4,026)
Tangible assets	$6,207,536	$5,949,736	$5,288,876	$5,204,707	$5,177,026	$6,207,536	$5,177,026

Average shareholders' equity	$661,947	$660,950	$673,460	$672,647	$659,523	$665,439	$645,647
Average goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Average other intangibles (a)	(2,889)	(3,185)	(3,506)	(3,853)	(4,234)	(3,193)	(4,624)
Average tangible common equity	$486,499	$485,206	$497,395	$496,235	$482,730	$489,687	$468,464

Net income before taxes	$23,197	$1,821	$232	$18,894	$21,444	$25,250	$61,159
Provision for credit losses	3,935	23,737	21,843	2,225	1,533	49,515	6,286
Pre-tax pre-provision income	$27,132	$25,558	$22,075	$21,119	$22,977	$74,765	$67,445

Loans and lease held for investment, gross	$5,211,856	$4,951,809	$4,448,825	$4,386,836	$4,251,933	$5,211,856	$4,251,933
Paycheck Protection Program ("PPP") loans	(501,580)	(498,978)	—	—	—	(501,580)	—
Gross loans and leases excluding PPP loans	$4,710,276	$4,452,831	$4,448,825	$4,386,836	$4,251,933	$4,710,276	$4,251,933

(a) Amount does not include servicing rights

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Three Months Ended,
Tax Equivalent Basis	September 30, 2020			June 30, 2020
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$368,181	$100	0.11%	$313,668	$67	0.09%
U.S. government obligations	6,998	36	2.05	7,236	36	2.00
Obligations of state and political subdivisions	18,004	167	3.69	26,546	240	3.64
Other debt and equity securities	360,219	1,610	1.78	378,175	2,182	2.32
Federal Home Loan Bank, Federal Reserve Bank and other stock	28,651	419	5.82	28,977	362	5.02
Total interest-earning deposits, investments and other interest-earning assets	782,053	2,332	1.19	754,602	2,887	1.54
Commercial, financial, and agricultural loans	807,376	7,330	3.61	816,976	7,330	3.61
Paycheck Protection Program loans	500,549	2,811	2.23	370,669	2,128	2.31
Real estate—commercial and construction loans	2,358,971	23,547	3.97	2,232,827	23,110	4.16
Real estate—residential loans	1,009,407	10,380	4.09	1,004,671	10,270	4.11
Loans to individuals	28,663	309	4.29	29,079	327	4.52
Municipal loans and leases	267,364	2,839	4.22	291,433	2,977	4.11
Lease financings	97,707	1,662	6.77	91,203	1,592	7.02
Gross loans and leases	5,070,037	48,878	3.84	4,836,858	47,734	3.97
Total interest-earning assets	5,852,090	51,210	3.48	5,591,460	50,621	3.64
Cash and due from banks	56,715			46,970
Allowance for credit losses, loans and leases	(87,046)			(69,292)
Premises and equipment, net	55,755			55,750
Operating lease right-of-use assets	33,875			34,419
Other assets	354,216			341,483
Total assets	$6,265,605			$6,000,790
Liabilities:
Interest-bearing checking deposits	$725,580	$468	0.26%	$617,927	$372	0.24%
Money market savings	1,116,628	897	0.32	1,063,463	853	0.32
Regular savings	901,716	449	0.20	872,422	475	0.22
Time deposits	525,656	2,214	1.68	577,462	2,672	1.86
Total time and interest-bearing deposits	3,269,580	4,028	0.49	3,131,274	4,372	0.56
Short-term borrowings	130,359	97	0.30	161,365	122	0.30
Long-term debt	208,776	742	1.41	210,040	762	1.46
Subordinated notes	155,945	1,891	4.82	94,890	1,206	5.11
Total borrowings	495,080	2,730	2.19	466,295	2,090	1.80
Total interest-bearing liabilities	3,764,660	6,758	0.71	3,597,569	6,462	0.72
Noninterest-bearing deposits	1,760,818			1,663,395
Operating lease liabilities	37,170			37,680
Accrued expenses and other liabilities	41,010			41,196
Total liabilities	5,603,658			5,339,840
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	296,272			295,681
Retained earnings and other equity	207,891			207,485
Total shareholders' equity	661,947			660,950
Total liabilities and shareholders' equity	$6,265,605			$6,000,790
Net interest income		$44,452			$44,159
Net interest spread			2.77			2.92
Effect of net interest-free funding sources			0.25			0.26
Net interest margin			3.02%			3.18%
Ratio of average interest-earning assets to average interest-bearing liabilities	155.45	%		155.42	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustment.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended September 30, 2020 and June 30, 2020 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Three Months Ended September 30,
Tax Equivalent Basis	2020			2019
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$368,181	$100	0.11%	$213,623	$1,178	2.19%
U.S. government obligations	6,998	36	2.05	14,154	62	1.74
Obligations of state and political subdivisions	18,004	167	3.69	42,465	316	2.95
Other debt and equity securities	360,219	1,610	1.78	403,480	2,519	2.48
Federal Home Loan Bank, Federal Reserve Bank and other stock	28,651	419	5.82	30,857	519	6.67
Total interest-earning deposits, investments and other interest-earning assets	782,053	2,332	1.19	704,579	4,594	2.59
Commercial, financial, and agricultural loans	807,376	7,330	3.61	800,006	9,952	4.94
Paycheck Protection Program loans	500,549	2,811	2.23	—	—	—
Real estate—commercial and construction loans	2,358,971	23,547	3.97	1,966,593	23,439	4.73
Real estate—residential loans	1,009,407	10,380	4.09	956,224	11,570	4.80
Loans to individuals	28,663	309	4.29	31,504	490	6.17
Municipal loans and leases	267,364	2,839	4.22	333,734	3,413	4.06
Lease financings	97,707	1,662	6.77	82,424	1,482	7.13
Gross loans and leases	5,070,037	48,878	3.84	4,170,485	50,346	4.79
Total interest-earning assets	5,852,090	51,210	3.48	4,875,064	54,940	4.47
Cash and due from banks	56,715			53,019
Allowance for credit losses, loans and leases	(87,046)			(33,152)
Premises and equipment, net	55,755			57,881
Operating lease right-of-use assets	33,875			35,238
Other assets	354,216			329,817
Total assets	$6,265,605			$5,317,867
Liabilities:
Interest-bearing checking deposits	$725,580	$468	0.26%	$497,185	$678	0.54%
Money market savings	1,116,628	897	0.32	1,004,806	4,112	1.62
Regular savings	901,716	449	0.20	805,632	963	0.47
Time deposits	525,656	2,214	1.68	715,520	3,681	2.04
Total time and interest-bearing deposits	3,269,580	4,028	0.49	3,023,143	9,434	1.24
Short-term borrowings	130,359	97	0.30	32,375	94	1.15
Long-term debt	208,776	742	1.41	167,338	866	2.05
Subordinated notes	155,945	1,891	4.82	94,724	1,261	5.28
Total borrowings	495,080	2,730	2.19	294,437	2,221	2.99
Total interest-bearing liabilities	3,764,660	6,758	0.71	3,317,580	11,655	1.39
Noninterest-bearing deposits	1,760,818			1,265,027
Operating lease liabilities	37,170			38,364
Accrued expenses and other liabilities	41,010			37,373
Total liabilities	5,603,658			4,658,344
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	296,272			294,138
Retained earnings and other equity	207,891			207,601
Total shareholders' equity	661,947			659,523
Total liabilities and shareholders' equity	$6,265,605			$5,317,867
Net interest income		$44,452			$43,285
Net interest spread			2.77			3.08
Effect of net interest-free funding sources			0.25			0.44
Net interest margin			3.02%			3.52%
Ratio of average interest-earning assets to average interest-bearing liabilities	155.45	%		146.95	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustments.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended September 30, 2020 and 2019 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Nine Months Ended September 30,
Tax Equivalent Basis	2020			2019
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$267,023	$492	0.25%	$120,231	$2,016	2.24%
U.S. government obligations	7,176	109	2.03	17,148	217	1.69
Obligations of state and political subdivisions	26,019	696	3.57	55,220	1,369	3.31
Other debt and equity securities	379,729	6,460	2.27	394,834	7,722	2.61
Federal Home Loan Bank, Federal Reserve Bank and other stock	29,689	1,308	5.88	31,713	1,640	6.91
Total interest-earning deposits, investments and other interest-earning assets	709,636	9,065	1.71	619,146	12,964	2.80
Commercial, financial, and agricultural loans	815,178	23,291	3.82	810,321	31,299	5.16
Paycheck Protection Program loans	291,173	4,939	2.27	—	—	—
Real estate—commercial and construction loans	2,244,143	70,574	4.20	1,900,901	68,108	4.79
Real estate—residential loans	1,001,904	31,702	4.23	945,477	34,465	4.87
Loans to individuals	29,251	1,043	4.76	31,985	1,518	6.35
Municipal loans and leases	291,845	9,081	4.16	333,816	9,939	3.98
Lease financings	92,780	4,808	6.92	81,698	4,376	7.16
Gross loans and leases	4,766,274	145,438	4.08	4,104,198	149,705	4.88
Total interest-earning assets	5,475,910	154,503	3.77	4,723,344	162,669	4.60
Cash and due from banks	51,544			48,231
Allowance for credit losses, loans and leases	(66,977)			(31,714)
Premises and equipment, net	55,967			58,640
Operating lease right-of-use assets	34,278			36,056
Other assets	342,196			330,782
Total assets	$5,892,918			$5,165,339
Liabilities:
Interest-bearing checking deposits	$642,935	$1,636	0.34%	$477,848	$1,849	0.52%
Money market savings	1,079,279	4,653	0.58	968,894	12,094	1.67
Regular savings	863,772	1,716	0.27	804,457	2,790	0.46
Time deposits	568,517	7,801	1.83	686,794	10,015	1.95
Total time and interest-bearing deposits	3,154,503	15,806	0.67	2,937,993	26,748	1.22
Short-term borrowings	110,689	325	0.39	65,804	949	1.93
Long-term debt	196,053	2,268	1.55	157,484	2,441	2.07
Subordinated notes	115,376	4,372	5.06	94,664	3,783	5.34
Total borrowings	422,118	6,965	2.20	317,952	7,173	3.02
Total interest-bearing liabilities	3,576,621	22,771	0.85	3,255,945	33,921	1.39
Noninterest-bearing deposits	1,571,629			1,184,909
Operating lease liabilities	37,538			39,103
Accrued expenses and other liabilities	41,691			39,735
Total liabilities	5,227,479			4,519,692
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	295,759			293,465
Retained earnings and other equity	211,896			194,398
Total shareholders' equity	665,439			645,647
Total liabilities and shareholders' equity	$5,892,918			$5,165,339
Net interest income		$131,732			$128,748
Net interest spread			2.92			3.21
Effect of net interest-free funding sources			0.29			0.43
Net interest margin			3.21%			3.64%
Ratio of average interest-earning assets to average interest-bearing liabilities	153.10	%		145.07	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustments.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the nine months ended September 30, 2020 and 2019 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Loan Portfolio Overview (Unaudited)

(Dollars in thousands)	As of September 30, 2020				As of October 16, 2020
Industry Description	Total Outstanding Balance (excl PPP)	% of Commercial Loan Portfolio	PPP $ (1)	% of Portfolio with PPP Loans (2)	$ Balance of Modified Loans (3)	Modified Loans as a % of Portfolio (3) (4)
CRE - Retail	$295,654	7.6%	$239	—%	$45,121	15.3%
Animal Production	252,752	6.5	706	2.0	135	0.1
CRE - Office	240,521	6.2	—	—	1,702	0.7
CRE - 1-4 Family Residential Investment	237,378	6.1	1,282	0.2	212	0.1
CRE - Multi-family	204,488	5.3	—	—	1,281	0.6
Real Estate Lenders, Secondary Market Financing	189,743	4.9	4,318	27.8	—	—
Hotels & Motels (Accommodation)	175,894	4.5	2,407	49.6	56,288	32.0
Nursing and Residential Care Facilities	160,238	4.1	7,935	26.4	—	—
CRE - Industrial / Warehouse	158,356	4.1	139	3.8	—	—
CRE - Mixed-Use - Residential	111,613	2.9	—	—	15,440	13.8
Specialty Trade Contractors	111,201	2.9	67,508	14.3	—	—
Professional, Scientific, and Technical Services	93,463	2.4	70,163	29.4	63	0.1
CRE - Medical Office	88,557	2.3	—	—	9,864	11.1
Homebuilding (tract developers, remodelers)	85,177	2.2	15,049	5.2	—	—
Education	77,676	2.0	15,577	26.7	1,071	1.4
Merchant Wholesalers, Durable Goods	73,251	1.9	20,726	22.9	—	—
Fabricated Metal Product Manufacturing	65,549	1.7	12,860	3.5	—	—
Crop Production	62,689	1.6	289	0.5	—	—
Motor Vehicle and Parts Dealers	61,306	1.6	11,623	2.9	—	—
Food Services and Drinking Places	59,261	1.5	15,998	25.7	1,298	2.2
Administrative and Support Services	55,217	1.4	28,943	32.9	—	—
Industries with >$50 million in outstandings	$2,859,984	73.7%	$275,762	11.1%	$132,475	4.6%
Industries with <$50 million in outstandings	$1,015,850	26.3%	$225,818	17.3%	$33,566	3.3%
Total Commercial Loans	$3,875,834	100.0%	$501,580	12.7%	$166,041	4.3%

Consumer Loans and Lease Financings	Total Outstanding Balance		PPP $ (1)		$ Balance of Modified Loans (3)	Modified Loans as a % of Portfolio (3) (4)
Real Estate-Residential Secured for Personal Purpose	$474,688		—		$22,937	4.8%
Real Estate-Home Equity Secured for Personal Purpose	172,448		—		1,633	0.9
Loans to Individuals	27,771		—		184	0.7
Lease Financings	159,535		—		232	0.1
Total Consumer Loans and Lease Financings	$834,442		$—		$24,986	3.0%

Total	$4,710,276		$501,580		$191,027	4.1%
(1) Includes ($9.5) million of net deferred fees.
(2) Represents weighted average percent of the portfolio which received a PPP loan.
(3) Loan modifications referenced above were made in accordance with Section 4013 of the CARES Act and the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus and therefore were not classified as TDRs as of October 16, 2020.
(4) Balance of modified loans as of October 16, 2020 as a percentage of portfolio loans at September 30, 2020.